Exhibit 4.27

FOURTH AMENDMENT TO THE PROGRESSIVE CORPORATION

EXECUTIVE DEFERRED COMPENSATION TRUST

(November 8, 2002, Amendment and Restatement)

THIS FOURTH AMENDMENT, dated and effective as of the nineteenth day of May, 2008, except as otherwise set forth herein, by and between Fidelity Management Trust Company (the “Trustee”) and The Progressive Corporation (“Company”);

WITNESSETH:

WHEREAS, the Trustee and Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the “Trust”); and

WHEREAS, the Company has informed the Trustee that effective after the close of business on May 19, 2008, the assets of the Fidelity Dividend Growth Fund shall be frozen to new contributions and exchanges in; and

WHEREAS, the Company now desires, and hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, effective after the close of business on May 19, 2008, to redirect all participant contributions directed to the Fidelity Dividend Growth Fund to be invested in the Vanguard Institutional Index Fund (a/k/a Vanguard Institutional Index Fund – Institutional Shares). The parties hereto agree that the Trustee shall have no discretionary authority with respect to this redirection directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and

WHEREAS, the Company hereby directs the Trustee, in accordance with Section 5 and Subsection 8(g) of the Trust Agreement, effective after the close of business on August 19, 2008, to liquidate all participant balances held in the Fidelity Dividend Growth Fund at its net asset value on such day, and to invest the proceeds in the Vanguard Institutional Index Fund (a/k/a Vanguard Institutional Index Fund – Institutional Shares) at its net asset value on such day. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Company. Any variation from the procedure described herein may be instituted only at the express written direction of the Company; and

WHEREAS, the Trustee and Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and Company hereby amend the Trust Agreement by:

(1)	Effective after the close of business on May 19, 2008, amending the “investment options” section of Schedule “A” to delete the reference to the “Fidelity Dividend Growth Fund” and replace it with “Fidelity Dividend Growth Fund (frozen to new contributions and exchanges in)”.

(2)	Effective after the close of business on August, 19, 2008, amending the “investment options” section of Schedule “A” to delete the following:

•	Fidelity Dividend Growth Fund (frozen to new contributions and exchanges in)

IN WITNESS WHEREOF, the Trustee and Company have caused this Fourth Amendment to be executed by their duly authorized officers. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Trust Agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION		FIDELITY MANAGEMENT TRUSTCOMPANY

By:	/s/ Charles E. Jarrett _	By:	/s/ Carolyn Redden

	Its authorized signatory		Its authorized signatory

Name:	Charles E. Jarrett	Name:	Carolyn Redden

Title:	Secretary	Title:	Contracts SVP

Date:	May 15, 2008	Date:	June 20, 2008

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